UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report (Date of earliest event reported):    May 26, 2009
AMERICAN REALTY INVESTORS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-15663	75-2847135

(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File No.)	Identification No.)

1800 Valley View Lane, Suite 300 Dallas, Texas	75234

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 469-522-4200
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (a) Effective at the close of business on May 26, 2009, Ted P. Stokely resigned as a director of and as Chairman of the Board of American Realty Investors, Inc. (the “Company,” or the “Issuer,” or the “Registrant”). Mr. Stokely had been a director of the Company since November 2002 and Chairman of the Board of the Company since November 2002. At the time of his resignation as a director and Chairman of the Board, Mr. Stokely had no disagreement with the Registrant on any matter relating to the Registrant’s operations, policies or practices.
     (b) On May 28, 2009, the Board of Directors of the Company elected Henry A. Butler as Chairman of the Board of Directors to fill the vacancy created by the resignation of Ted P. Stokely from such position. The Chairman of the Board of Directors of the Company is not deemed to be the principal executive officer of the Company, is a non-salaried position compensated only by additional directors fees. Each non-employee director receives an annual retainer from the Company plus reimbursement for expenses. The Chairman of the Board receives an additional fee per year. Mr. Butler, age 58, has been a member of the Board of Directors since July 2003. Mr. Butler is a broker/land sales (since July 2003) for Prime Income Asset Management LLC. Mr. Butler has also been a director of Transcontinental Realty Investors, Inc. since December 2001.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly-caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly-authorized.

Dated: May 28, 2009	AMERICAN REALTY INVESTORS, INC.
	By:	/s/ Gene S. Bertcher
Gene S. Bertcher, Executive Vice
President and Chief Accounting Officer